                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          United Natural Foods, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     (4) Proposed maximum aggregate value of transaction:


     (5) Total fee paid:


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


     (2) Form, Schedule or Registration Statement No.:


     (3) Filing Party:


     (4) Date Filed:

                          UNITED NATURAL FOODS, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD DECEMBER 19, 1997

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of United Natural Foods, Inc., a Delaware corporation (the "Company"), will be held on Friday, December 19, 1997 at 10:00 a.m. at the Westin Providence Hotel, One West Exchange Street, Providence, Rhode Island 02903 (the "Meeting") for the purpose of considering and voting upon the following matters:

    1. To elect three Class I Directors for the ensuing three years and one Class II Director for the ensuing year;

    2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the current fiscal year; and

    3. To transact such other business, if any, as may properly come before the Meeting or any adjournment thereof.

  The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

  The Board of Directors has fixed the close of business on Monday, November 24, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. A list of the Company's stockholders is open for examination to any stockholder at the principal executive offices of the Company, 260 Lake Road, Dayville, Connecticut 06241 and will be available at the Meeting.

  A copy of the Company's Annual Report to Stockholders for the fiscal year ended July 31, 1997, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

                                          By Order of the Board of Directors,

                                          Norman A. Cloutier,
                                          Chairman of the Board and Chief
                                           Executive Officer

November 25, 1997

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                          UNITED NATURAL FOODS, INC.
                                 260 LAKE ROAD
                          DAYVILLE, CONNECTICUT 06241

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 19, 1997

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United Natural Foods, Inc, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on Friday, December 19, 1997 at 10:00 a.m. at the Westin Providence Hotel, One West Exchange Street, Providence, Rhode Island 02903 and at any adjournments thereof (the "Meeting").

  All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

  On November 24, 1997, the record date for determination of stockholders entitled to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 17,356,705 shares of common stock of the Company, $.01 par value per share (the "Common Stock"). Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting.

  THE NOTICE OF MEETING, THIS PROXY STATEMENT, THE ENCLOSED PROXY CARD AND THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED JULY 31, 1997 ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT NOVEMBER 25, 1997. THE COMPANY WILL, UPON WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS. PLEASE ADDRESS ALL SUCH REQUESTS TO THE COMPANY, ATTENTION OF JOHN BREGGIA, CONTROLLER, UNITED NATURAL FOODS, INC., 260 LAKE ROAD, DAYVILLE, CONNECTICUT 06241. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of October 31, 1997 by (i) each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors and director nominees, (iii) the Chief Executive Officer and the three other most highly compensated executive officers during the fiscal year ended July 31, 1997 (collectively, the "Named Executive Officers") and (iv) all directors, director nominees and executive officers as a group.

                                                SHARES        PERCENTAGE OF
                                             BENEFICIALLY  SHARES BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER            OWNED           OWNED (1)
------------------------------------        -------------- --------------------
5% STOCKHOLDERS
Norman A. Cloutier(2).......................    3,380,841          19.3%
 c/o United Natural Foods, Inc.
 260 Lake Road
 Dayville, CT 06241
Michael S. Funk(3)..........................    3,208,600          18.4%
 c/o Mountain People's Warehouse
 Incorporated
 12745 Earhart Avenue
 Auburn, CA 95602
Funk Family 1992 Revocable Living Trust(4)..    3,093,100          17.8%
 c/o Michael S. Funk
 Mountain People's Warehouse Incorporated
 12745 Earhart Avenue
 Auburn, CA 95602
Richard S. Youngman.........................    2,448,468          14.1%
 c/o Stow Mills, Inc.
 Stow Drive
 Chesterfield, NH 03443
Employee Stock Ownership Trust(5)...........    2,091,432          12.0%
 Robert G. Huckins, Trustee
 15342 Sky High Road
 Escondido, CA 92025
Barclay McFadden, III.......................    2,025,576          11.7%
 c/o Stow Mills, Inc.
 Stow Drive
 Chesterfield, NH 03443
OTHER NAMED EXECUTIVE OFFICERS AND OTHER
 DIRECTORS
Richard J. Williams(6)......................      665,730           3.8%
Steven H. Townsend(7).......................      154,250            *
Daniel V. Atwood(8).........................       98,900            *
Andrea R. Hendricks.........................       0                 0
Kevin T. Michel.............................       0                 0
Thomas B. Simone............................       0                 0
All executive officers, directors and
 director nominees, as a group
 (10 persons)(9)............................   11,982,365          67.3%

--------
 *  Less than 1%
(1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after October 31, 1997 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.
(2) Includes 178,750 shares issuable within the 60-day period following October 31, 1997 pursuant to the exercise of stock options. Does not include 31,016 shares held by the United Natural Employee Stock Ownership Trust ("ESOT") and allocated to Mr. Cloutier under the Employee Stock Ownership Plan ("ESOP").
(3) Includes 3,093,100 shares held by the Funk Family 1992 Revocable Living Trust, of which Michael and Judith Funk are the Co-Trustees. Includes 115,500 shares issuable within the 60-day period following October 31, 1997 pursuant to the exercise of stock options.
(4) Michael S. Funk and his wife Judith A. Funk are Co-Trustees of the Funk Family 1992 Revocable Living Trust and share investment and voting control of the shares held by the trust.
(5) ESOP participants are entitled to direct Robert G. Huckins, the trustee of the ESOT (the "Trustee"), as to how to vote shares allocated to their ESOP accounts under the ESOP. In accordance with the provisions of the ESOP, the Trustee is directed to vote unallocated shares of Common Stock, and allocated shares for which no voting direction has been received, in the same proportion as participants have directed the Trustee to vote their allocated shares of Common Stock.
(6) Consists of 665,730 shares held by Triumph-Connecticut Limited Partnership ("Triumph"), of which Triumph-Connecticut Capital Advisors, L.P. ("Capital Advisors") is the sole general partner. The six general partners of Capital Advisors, who share voting and investment control with respect to the stockholdings of Triumph, are Frederick W. McCarthy, Frederick S. Moseley, E. Mark Noonan, Thomas W. James, John M. Chapman and Richard J. Williams. The general partners of Capital Advisors disclaim beneficial ownership of all the shares, except to the extent of their proportionate pecuniary interests therein.
(7) Includes 58,000 shares transferred to Marjolaine M. Townsend, wife of Mr. Townsend. Includes 96,250 shares issuable within the 60-day period following October 31, 1997 pursuant to the exercise of stock options. Does not include 21,589 shares held by the ESOT and allocated to Mr. Townsend under the ESOP.
(8) Includes 66,000 shares issuable within the 60-day period following October 31, 1997 pursuant to the exercise of stock options. Does not include 21,036 shares held by the ESOT and allocated to Mr. Atwood under the ESOP.
(9) Includes 456,500 shares issuable within the 60-day period following October 31, 1997 pursuant to the exercise of stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of reports filed by the Reporting Persons furnished to the Company, the Company believes that during the fiscal year ended July 31, 1997 the Reporting Persons complied with all Section 16(a) filing requirements, except as set forth below.

  The Funk Family 1992 Revocable Living Trust filed its Statement of Changes in Beneficial Ownership of Securities on Form 4, which reflected the sale of shares of Common Stock in September 1997, six days after the required filing date.

VOTES REQUIRED

  The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

  The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting on the matter is required for the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent public accountants for the current fiscal year.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

                       PROPOSAL 1--ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES FOR DIRECTOR

  The Company has a classified Board of Directors currently consisting of three Class I directors (Daniel V. Atwood, Kevin T. Michel and Thomas B. Simone), two Class II directors (Steven H. Townsend and Andrea R. Hendricks), and three Class III directors (Norman A. Cloutier, Michael S. Funk and Richard
J. Williams). The Class I, Class II and Class III directors were elected to serve until the annual meeting of stockholders to be held in 1997, 1998 and 1999, respectively, and until their respective successors are elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

  The persons named in the enclosed proxy will vote to elect, as Class I directors, Barclay McFadden, III, Kevin T. Michel and Richard S. Youngman, unless the proxy is marked otherwise. Mr. Michel is currently a director of the Company. Mr. Daniel V. Atwood, a current Class I director of the Company, is not standing for re-election to the Board of Directors. Thomas B. Simone, a current Class I director of the Company, is not standing for re-election as a Class I director but is standing for election as a Class II director to fill the seat currently held by Andrea R. Hendricks, who is resigning as a Class II director prior to the Meeting. The persons named in the enclosed proxy will vote to elect, as a Class II director, Thomas B. Simone, unless the proxy is marked otherwise.

  Each Class I director will be elected to hold office until the year 2000 annual meeting of stockholders and until his successor is elected and qualified. The Class II director will be elected to hold office until the 1998 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

  For each member of the Board of Directors continuing in office after the Meeting, including those who are nominees for election as Class I and Class II directors, there follows information given by each concerning his principal occupation and business experience for the past five years, the names of other publicly held companies of which he serves as a director and his age and length of service as a director of the Company.

  NORMAN A. CLOUTIER, age 43, founded the Company in 1978. Mr. Cloutier has been Chairman of the Board and Chief Executive Officer of the Company since its inception. Mr. Cloutier served as President of the Company from its inception until October 1996. Mr. Cloutier previously operated a natural products retail store in Coventry, Rhode Island from 1977 to 1978.

  MICHAEL S. FUNK, age 43, has been Vice Chairman of the Board of the Company since February 1996 and President of the Company since October 1996. Mr. Funk served as Executive Vice President of the Company from February 1996 until October 1996. Since its inception in July 1976, Mr. Funk has been President of Mountain People's Warehouse Incorporated, a wholly owned subsidiary of the Company ("Mountain People's"). Mr. Funk has served on the Board of Directors since February 1996.

  BARCLAY MCFADDEN, III, age 47, served as the Chief Executive Officer and a director of Stow Mills, Inc., a wholly owned subsidiary of the Company ("Stow"), and Stow's predecessor company from 1976 to October 1997. Mr. McFadden also serves on the Board of Directors of First Vermont Bank and a number of charitable organizations.

  KEVIN T. MICHEL, age 40, has been the Executive Vice President of Mountain People's since January 1995. From January 1992 until January 1995, Mr. Michel held several different accounting and finance positions at Mountain People's. From March 1991 until December 1991, Mr. Michel was the sole proprietor of a restaurant. Mr. Michel has served on the Board of Directors since February 1996.

  THOMAS B. SIMONE, age 55, has served on the Board of Directors since October 1996. Since April 1994, Mr. Simone has served as President and Chief Executive Officer of Simone & Associates, a healthcare and natural products investment and consulting company. Mr. Simone has also, since November 1976, been Chairman and Chief Executive Officer of IBV Technologies, Inc., a developer of a proprietary pharmaceutical compliance system. From February 1991 to April 1994, Mr. Simone was President of McKesson Drug Company, a leading distributor of pharmaceuticals and other healthcare products. Mr. Simone also serves on the Board of Directors of ECO-DENT International, Inc. and two charitable organizations.

  STEVEN H. TOWNSEND, age 44, has been Vice President-Finance and Administration of the Company since 1983 and Chief Financial Officer of the Company since August 1988. From 1980 to 1983, Mr. Townsend was Director of Finance for the Town of Mansfield, Connecticut. From 1976 to 1980, Mr. Townsend was an Accounting Supervisor at Harris Corporation, a manufacturer of printing presses and related products. Mr. Townsend has served on the Board of Directors since August 1988. It is expected that Mr. Townsend will resign his position as Vice President-Finance and Administration on or about December 1, 1997 but will continue to serve as a Director after that date.

  RICHARD J. WILLIAMS, age 36, has been a Managing Director of Triumph Capital Group, Inc. ("Triumph Capital") since March 1990. Mr. Williams has served on the Board of Directors since November 1993.

  RICHARD S. YOUNGMAN, age 46, has been the President and a director of Stow and its predecessor company since 1979. In October 1997, Mr. Youngman became Chief Executive Officer of Stow and President of the Company's Eastern Region.

  On October 31, 1997, the Company completed its acquisition of Stow pursuant to an Agreement and Plan of Reorganization, dated as of June 23, 1997, and as amended and restated as of August 8, 1997 (the "Merger Agreement"), among the Company, Stow, GEM Acquisition Corp., a wholly owned subsidiary of the Company (the "Merger Subsidiary"), Barclay McFadden, III and Richard S. Youngman. Pursuant to the Merger Agreement, the Merger Subsidiary was merged with and into Stow (the "Merger"), whereupon Stow became a wholly owned subsidiary of the Company. In connection with the consummation of the Merger, Norman A. Cloutier, Michael S. Funk, the Funk Family 1992 Revocable Trust and Triumph (collectively, the "Principal United Natural Stockholders") entered into a Board Election Securityholder Voting Agreement with Barclay McFadden, III and Richard S. Youngman in which the Principal United Natural Stockholders agreed to vote in favor of the election of Messrs. McFadden and Youngman for three-year terms on the Company's Board of

Directors. THE PRINCIPAL UNITED NATURAL STOCKHOLDERS AND MESSRS. MCFADDEN AND YOUNGMAN EXERCISE VOTING CONTROL WITH RESPECT TO 11,434,965 SHARES OF COMMON STOCK (APPROXIMATELY 65.9% OF THE OUTSTANDING SHARES OF COMMON STOCK AS OF THE RECORD DATE OF THE MEETING), AND, CONSEQUENTLY, THE AFFIRMATIVE VOTE OF THE PRINCIPAL UNITED NATURAL STOCKHOLDERS AND MESSRS. MCFADDEN AND YOUNGMAN WILL BE SUFFICIENT TO ELECT MESSRS. MCFADDEN AND YOUNGMAN TO THE COMPANY'S BOARD OF DIRECTORS.

  Under a Note and Warrant Purchase Agreement, dated November 17, 1993 (the "Warrant Agreement"), between the Company and Triumph, Triumph loaned $6,500,000 to the Company and received a warrant to purchase up to 1,166,660 shares of the Company's Common Stock at an exercise price of $0.01 per share, subject to certain repurchase rights held by the Company. See "Certain Transactions." Mr. Williams, a Managing Director of Triumph Capital, was elected to the Company's Board of Directors pursuant to the Warrant Agreement. The provisions of the Warrant Agreement relating to the election of a director nominated by Triumph terminated upon the closing of the Company's initial public offering.

  Michael S. Funk, Andrea R. Hendricks and Kevin T. Michel were elected to the Company's Board of Directors in connection with the Company's merger with Mountain People's in February 1996.

  For information relating to shares of Common Stock owned by each of the directors, see "Stock Ownership of Certain Beneficial Owners and Management."

BOARD AND COMMITTEE MEETINGS

  The Board of Directors of the Company met four times (including by telephone conference) during fiscal 1997. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

  The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees and consultants to the Company and administers and grants stock options pursuant to the Company's 1996 Stock Option Plan. The Compensation Committee held one meeting during fiscal 1997. The current members of the Compensation Committee are Messrs. Simone and Williams.

  The Board of Directors has an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants. The Audit Committee held two meetings during fiscal 1997. The current members of the Audit Committee are Messrs. Cloutier, Simone and Williams.

  The Board of Directors has a Nominating Committee which nominates candidates for election to the Board of Directors. The Nominating Committee held no meeting during fiscal 1997. The Nominating Committee met on October 30, 1997 to nominate directors for election at the Meeting. The current members of the Nominating Committee are Messrs. Cloutier and Funk. The Nominating Committee will consider nominees recommended by stockholders of the Company. The names of proposed nominees should be forwarded in writing, within the time period of stockholder proposals generally, to Norman A. Cloutier, Chairman of the Board and Chief Executive Officer, United Natural Foods, Inc., 260 Lake Road, Dayville, Connecticut 06241, who will submit the names of the nominees to the Nominating Committee for consideration.

DIRECTOR COMPENSATION

  The directors are reimbursed for expenses incurred in connection with their attendance at Board and committee meetings but do not receive any other cash compensation in connection with their services on the Board.

  On October 7, 1996, the Board of Directors awarded a non-statutory stock option under the Company's 1996 Stock Option Plan to Thomas B. Simone to purchase 16,500 shares of Common Stock in consideration for his services on the Company's Board of Directors. The option has an exercise price of $9.64 per share and vests fully three years from the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

 Summary Compensation

  The following table sets forth the compensation of the Company's Named Executive Officers for the twelve-month periods ended July 31, 1996 and 1997.

                                      ANNUAL          LONG-TERM
                                   COMPENSATION      COMPENSATION
                                  --------------- ------------------
                                                        AWARDS
                                                      SECURITIES       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY  BONUS  UNDERLYING OPTIONS COMPENSATION(1)
---------------------------  ---- -------- ------ ------------------ ---------------
Norman A. Cloutier......     1997 $135,460 $    0            0           $22,878
 Chairman of the Board       1996  135,460 28,750      178,750            26,616
 and Chief Executive
 Officer
Michael S. Funk.........     1997  133,450      0            0            11,223
 President                   1996   98,750      0      115,500             1,103
Steven H. Townsend......     1997  124,500  1,000            0            15,363
 Chief Financial Officer     1996   91,175 19,170       96,260            17,574
  and Treasurer
Daniel V. Atwood........     1997   93,075 16,100            0            15,192
 President of Natural        1996   93,040 17,300       66,000            15,106
 Retail Group and
 Vice President

--------
(1) The amounts shown in this column for fiscal 1997 represent the value of Company contributions to the 401(k) accounts of the Named Executive Officers ($1,014 for Mr. Cloutier, $975 for Mr. Funk and $675 for Mr. Townsend) as well as the value of the 2,583 shares allocated to the accounts of the Named Executive Officers under the Company's ESOP at a fair market value per share of $24.00 on July 31, 1997 (approximately 911 shares for Mr. Cloutier, 612 shares for Mr. Townsend, 427 shares for Mr. Funk and 633 shares for Mr. Atwood).

 Fiscal Year-End Option Value Table

  The following table summarizes certain information regarding the number and value of unexercised stock options held as of July 31, 1997 by each of the Named Executive Officers. No stock options were granted to, or exercised by, the Named Executive Officers during fiscal 1997.

                         FISCAL YEAR-END OPTION VALUES

                         NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS
                                 FISCAL YEAR END             AT FISCAL YEAR END
NAME                        EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(1)
----                     ------------------------------- ----------------------------
Norman A. Cloutier......          137,500/0                     $2,422,750/$0
Michael S. Funk.........           74,250/0                      1,308,285/ 0
Steven H. Townsend......           89,496/6,754                  1,211,375/ 0
Daniel V. Atwood........           44,000/0                        775,280/ 0

--------
(1) Value based upon the last sales price per share ($24.00) of the Company's Common Stock on July 31, 1997, as reported on the Nasdaq National Market, less the exercise price.

 Employment Agreements

  The Company is a party to an employment agreement with Michael S. Funk covering the period commencing February 20, 1996 and ending December 31, 2000, subject to extension for another five-year term at the election of Mr. Funk. The agreement provides for Mr. Funk to serve as President of Mountain People's, Executive Vice President of the Company and Vice Chairman of the Company's Board of Directors. In October 1996, the Board of Directors elected Mr. Funk to serve as President of the Company. Under the employment agreement, Mr. Funk is entitled to base compensation at least equal to that paid to the Chief Executive Officer of the Company and other compensation in an amount such that Mr. Funk's total annual compensation is at least equal to 90% of the Chief Executive Officer's total annual compensation. In addition, in no event can Mr. Funk's annual compensation be less than $130,000.

  Mr. Funk may terminate the agreement upon 90 days' written notice to the Company. The Company may terminate the agreement only for cause or in the event of Mr. Funk's death or disability. The agreement includes a non-competition clause under which Mr. Funk agreed that during the term of the agreement and for three years thereafter he will not, directly or indirectly, participate in (i) a wholesale distribution business in competition with the Company or Mountain People's or (ii) a retail business in competition with the Company or any of its subsidiaries which is located within 15 miles of a retail store owned by the Company or one of its subsidiaries; provided, however, that Mr. Funk's management and ownership of an equity interest in Mountain People's Wine Distributing, Inc. ("MPWD") will not be deemed a breach of this covenant unless MPWD distributes products east of the Mississippi River or engages in a business other than the distribution and sale of wine and alcoholic beverages.

  The Company is a party to a non-competition agreement with Norman A. Cloutier. The non-competition agreement is effective until the earliest to occur of: (i) November 16, 1998, (ii) the termination of Mr. Cloutier's employment by the Company without cause or (iii) the first anniversary of (A) Mr. Cloutier's voluntary termination of employment with the Company or (B) the termination of Mr. Cloutier's employment by the Company for cause. During the effective period of this agreement, Mr. Cloutier may not: (i) within 25 miles of any location in which the Company, or one of its affiliates, is doing business, operate or participate in any business involving the retail or wholesale distribution of natural food items or (ii) induce any employee of the Company to terminate employment with the Company or to engage in a business which competes with the Company.

  In connection with the acquisition of Stow in October 1997, the Company entered into an employment agreement with Richard S. Youngman pursuant to which Mr. Youngman is being employed as President and Chief Executive Officer of Stow and President of the Company's Eastern Region. The employment agreement provides for an initial term of two years at an annual base salary of $130,000, plus bonuses and stock options as determined by the Compensation Committee of the Company's Board of Directors and substantially equivalent to those provided to other senior executive officers of the Company and its subsidiaries. The employment agreement provides that, at the end of the initial two-year term, and each year thereafter, Mr. Youngman's employment will automatically be renewed unless either party notifies the other party that he or it elects to terminate the employment agreement. Mr. Youngman's salary will be reviewed by the Company at the beginning of each of its fiscal years and, in the sole discretion of the Company, may be increased, but not decreased, for such year. The employment agreement contains non-disclosure, non-competition and non-solicitation covenants during the employment term and for a one-year period thereafter.

CERTAIN TRANSACTIONS

  In connection with the establishment of the ESOP in November 1988, Norman A. Cloutier, Steven H. Townsend, Daniel V. Atwood and Theodore Cloutier contributed an aggregate of 2,200,000 shares of the Company's Common Stock to the ESOT in exchange for a note (the "ESOT Note") from the ESOT in the original amount of $4,080,000, the largest amount of indebtedness outstanding under the ESOT Note. The Company guarantees payment by the ESOT of the ESOT Note. The ESOT Note is payable in equal monthly installments of principal and interest from December 1988 to May 2015. Interest is charged on the ESOT Note at a rate of 10% per annum. The amount outstanding on the ESOT Note as of October 31, 1997 was $2,869,600.

  Under a Note and Warrant Purchase Agreement, dated November 17, 1993, Triumph loaned $6,500,000, evidenced by a note (the "Triumph Note"), to the Company and the Company issued to Triumph a Common Stock Purchase Warrant for up to 1,166,660 shares of Common Stock of the Company. The aggregate indebtedness under the Triumph Note was $6,500,000 on November 6, 1996, which was the largest outstanding indebtedness on the Triumph Note. Under the Note and Warrant Purchase Agreement, Triumph had the option, which it exercised, to have a portion of the proceeds of the Company's initial public offering designated to repay the Triumph Note. The Triumph Note was repaid in full in November 1996 upon receipt of the proceeds from the initial public offering. Triumph exercised stock warrants to purchase 785,730 shares of Common Stock during fiscal 1997 at a price of $.01 per share, with the remaining stock warrants repurchased by the Company. Mr. Richard Williams, a director of the Company, is a general partner of Capital Advisors, the sole general partner of Triumph.

  In November 1995, Mountain People's loaned $150,000 to Michael Funk. The loan was not made in connection with a particular transaction. The largest amount of indebtedness outstanding under the loan was $150,000, and as of July 31, 1997, the indebtedness outstanding under the loan was $106,561. This loan was evidenced by a promissory note which bore interest at the rate of 7% per annum. This loan was repaid in full in September 1997.

  Steven H. Townsend is a stockholder in three natural products retail stores Food Farmacy, Ltd. (45% stockholder), Food Farmacy, Inc. (75% stockholder) and The Farmacy, Inc. (50% stockholder) which, in the aggregate, purchased approximately $750,000 of natural products from the Company in fiscal 1997 at published catalog prices.

   Pursuant to the Merger Agreement, the Merger Subsidiary was merged with and into Stow on October 31, 1997, whereupon Stow became a wholly owned subsidiary of the Company. At that time, each outstanding share of capital stock of Stow (the "Stow Stock") was converted into 2,711.4817 shares of Common Stock of the Company, or an aggregate of 4,978,280 shares. Based upon the capitalization of the Company as of the record date of the Meeting, the 4,978,280 shares of Common Stock of the Company issued to the holders of Stow Stock represent approximately 28.7% of the outstanding shares of Common Stock of the Company.

  The issuance of shares of Common Stock of the Company in connection with the Merger was approved by the Board of Directors and the stockholders of the Company, and the Merger Agreement and the Merger were approved by the Board of Directors and the stockholders of Stow. The terms of the Merger Agreement and the Merger were determined on the basis of arm's-length negotiations. Prior to the execution of the Merger Agreement, neither the Company nor any of its affiliates, nor any director or officer of the Company or any associate of any such director or officer, had any material relationship with Stow. Under the terms of a Securityholder Voting Agreement, dated as of June 23, 1997, Norman
A. Cloutier, Michael S. Funk, the Funk Family 1992 Revocable Trust and Triumph agreed to vote all shares over which they exercised voting control for approval of the issuance of Common Stock in connection with the Merger.

  In connection with the Merger, the Principal United Natural Stockholders entered into a Board Election Securityholder Voting Agreement in which they agreed to elect Barclay McFadden, III and Richard S. Youngman to three-year terms on the Company's Board of Directors. The Company, Norman A. Cloutier, Michael S. Funk, Triumph and the stockholders of Stow, including Richard S. Youngman, Barclay McFadden, III, the Barclay McFadden Family Trust, and Mr. McFadden's children, Thomas Morrison Carnegie McFadden, George Stillman McFadden and Barclay McFadden IV, entered into a Registration Rights Agreement pursuant to which the Company will provide such stockholders with certain registration rights with respect to the Company's Common Stock issued to them in connection with the Merger.

  Prior to the consummation of the Merger, each of Barclay McFadden, III and Richard S. Youngman assigned his 1% interest in RB Acquisition, L.L.C., a majority-owned subsidiary of Stow, to Stow in exchange for shares of Stow Common Stock, leaving Stow as the sole owner of RB Acquisition. In addition, the following subordinated promissory notes by and between Stow, as maker, and the following lenders were contributed to the capital of Stow in exchange for shares of Stow Common Stock: (i) a note in the amount of $3,021,548.50 in favor of Richard S. Youngman, (ii) a note in the amount of $2,601,548.50 in favor of Barclay McFadden, III, (iii) a note in the amount of $140,000 in favor of Thomas Morrison Carnegie McFadden, (iv) a note in the amount of $140,000 in favor of George Stillman McFadden and (v) a note in the amount of $140,000 in favor of

Barclay McFadden, IV. The Company also entered into an employment agreement with Richard Youngman. See "Compensation of Executive Officers--Employment Agreements."

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

 Overview and Philosophy

  The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for making recommendations concerning salaries and incentive compensation for employees of the Company, including the Company's Chief Executive Officer and other executive officers, and administering the Company's 1996 Stock Option Plan. The Committee currently consists of Messrs. Simone and Williams. Prior to the formation of the Committee in October 1996, decisions relating to executive compensation were made by the Company's Board of Directors. This report addresses the Company's compensation policies for fiscal 1997 as they affected the Chief Executive Officer and the Company's other executive officers.

  The objectives of the Company's executive compensation program are to:

  . Attract and retain key executives critical to the long-term success of the Company;

  . Align the executive officers' interests with the interests of stockholders and the success of the Company; and

  .  Recognize and reward individual performance and responsibility.

 Compensation Program

  General. The Company's executive compensation program consists of base salary and long-term incentive compensation in the form of stock options. Executives also participate in benefit programs that are generally available to employees of the Company, including medical benefits, the Employee Stock Ownership Plan and the Company's 401(k) Plan.

  All compensation decisions are determined following a review of many factors that the Committee believes are relevant, including comparable-company compensation data, the Company's achievements over the past year, the individual's contributions to the Company's success, any significant changes in role or responsibility, and the internal equity of compensation relationships.

  In general, the Committee intends that the overall total compensation opportunities provided to the executive officers should reflect competitive compensation for executives with corresponding responsibilities in comparable firms providing similar products and services. To the extent determined to be appropriate, the Committee also considers general economic conditions, the Company's financial performance and individual merit in setting compensation policies for its executive officers.

  For fiscal 1997, management of the Company recommended the executive compensation packages, subject to approval and oversight by the Committee. In the future, however, the Committee intends to review the appropriate mix between salary and other forms of compensation and set annual compensation guidelines for the Company's executives.

  Base Compensation. Norman A. Cloutier, the Company's Chief Executive Officer, had his salary for fiscal 1997 based primarily on subjective factors, including his leadership skills and his contributions to the Company's growth (both internally and through acquisitions) and overall performance over the past several years. In light of the Company's recent initial public offering and its position as one of only two national distributors of natural foods and related products in the United States, the Committee believes that the Chief Executive Officer's base salary of $135,460 in fiscal 1997 was relatively modest. The Committee intends to assess the Chief Executive Officer's salary from time to time to assure that it remains competitive within the natural foods industry.

  Michael S. Funk, the Company's Vice Chairman of the Board and President, and Richard S. Youngman, the President and Chief Executive Officer of Stow and the President of the Company's Eastern Region, are parties to multi-year employment agreements with the Company that fix each executive's base salary. The employment agreement with Mr. Funk was entered into in February 1996 in connection with the Company's merger with Mountain People's. Under the employment agreement, Mr. Funk is entitled to base compensation at least equal to that paid to the Chief Executive Officer and other compensation in an amount such that Mr. Funk's total annual compensation is at least equal to 90% of the Chief Executive Officer's total annual compensation. Accordingly, Mr. Funk received base compensation of $133,450 in fiscal 1997. The employment agreement with Mr. Youngman was entered into in October 1997 in connection with the Company's merger with Stow. Under the agreement, Mr. Youngman is entitled to an annual base salary of $130,000, plus bonuses and stock options as determined by the Committee and substantially equivalent to those provided to other senior executives of the Company. The Committee believes that the comparable base salaries of Messrs. Cloutier, Funk and Youngman are appropriate in light of the executive responsibilities and significant equity positions in the Company of these three individuals. Each of these individuals owns a significant number of shares of the Company's Common Stock. This ownership helps align their efforts with the entire stockholder group. See "Compensation of Executive Officers--Employment Agreements."

  For fiscal 1997, compensation for other executive officers was set within the range of compensation for executives with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses, based on the determination of management and approved by the Committee. Base compensation was also determined in light of a particular individual's contribution to the Company as a whole, including the ability to motivate others, develop the necessary skills to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success.

  Long-Term Incentive Compensation. Long-term incentives for executive officers and key employees are provided through individual stock ownership and the Company's Employee Stock Ownership Plan and 1996 Stock Option Plan. The objectives of these plans are to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. Stock options are granted at an option price equal to the fair market value (110% of fair market value for options granted to stockholders owning in excess of 10% of the Company's Common Stock) of the Company's Common Stock on the date of grant and will only have value if the Company's stock price increases. In selecting executives eligible to receive option grants and determining the amount and frequency of such grants, the Company evaluates a variety of factors, including (i) the job level of the executive, (ii) option grants awarded by competitors to executives at a comparable job level, and
(iii) past, current and prospective service to the Company rendered, or to be rendered, by the executive. The Company did not grant options to any of its Named Executive Officers during fiscal 1997.

  Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to its Chief Executive Officer or any of its Named Executive Officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements, such as stockholder approval of a compensation plan, are met. Although the Committee is considering the limitations on the deductibility of executive compensation imposed by Section 162(m) in designing the Company's executive compensation programs, the Committee believes that it is unlikely that such limitation will affect the deductibility of the compensation to be paid to the Company's executive officers in the near term. The Committee will, however, continue to monitor the impact of Section 162(m) on the Company.

                                          Thomas B. Simone, Chairman

                                          Richard J. Williams

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Company's Compensation Committee are Messrs. Simone and Williams. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company. Prior to the formation of the Compensation Committee in October 1996, decisions relating to executive compensation were made by the Company's Board of Directors.

COMPARATIVE STOCK PERFORMANCE

  The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the period from November 1, 1996 (the date of the Company's initial public offering) through July 31, 1997 with the cumulative total return on (i) the Index of Food Service Providers and (ii) the Nasdaq (Composite Index). The comparison assumes the investment of $100 on November 1, 1996 in the Company's Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends. The Index of Food Service Providers includes JP Foodservice Inc., Rykoff-Sexton Inc., SYSCO Corporation and Performance Food Group Co., and the returns of each component company in the index are weighted according to the respective company's stock market capitalization at the beginning of each period for which a return is indicated. Prior to November 1996, the Company's Common Stock was not registered under the Exchange Act.


                         [GRAPH APPEARS HERE]

                                                Index of        Nasdaq
                                United          Food Service   (Composite
Measurement period              Natural         Providers       Index)
---------------------           --------        --------        --------
Measurement PT -
11/01/96                        $ 100           $ 100           $ 100

12/27/96                        $ 106           $ 103           $ 106
01/31/97                        $ 102           $  99           $ 113
02/28/97                        $ 107           $ 106           $ 107
03/28/97                        $ 117           $ 106           $ 102
04/25/97                        $ 119           $ 105           $  99
05/30/97                        $ 117           $ 107           $ 115
06/27/97                        $ 159           $ 113           $ 118
07/31/97                        $ 178           $ 117           $ 130


                PROPOSAL 2--RATIFICATION OF THE APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected KPMG Peat Marwick LLP as independent public accountants of the Company for the fiscal year ending July 31, 1998, subject to ratification by stockholders at the Meeting. If the stockholders do not ratify the selection of KPMG Peat Marwick LLP, the Board of Directors will reconsider the matter. A representative of KPMG Peat Marwick LLP, which served as independent public accountants for the fiscal year ended July 31, 1997, is expected to be present at the Meeting to respond to appropriate questions, and to make a statement if he or she so desires.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Any proposal that a stockholder intends to present at the 1998 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its offices, 260 Lake Road, Dayville, Connecticut 06241, no later than July 28, 1998 in order to be considered for inclusion in the Proxy Statement relating to that meeting.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

  The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

                                          By Order of the Board of Directors,

                                          Norman A. Cloutier,
                                          Chairman of the Board and Chief
                                           Executive Officer

November 25, 1997

PROXY                      UNITED NATURAL FOODS, INC.                      PROXY

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
               ANNUAL MEETING OF STOCKHOLDERS--DECEMBER 19, 1997

  Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Norman A. Cloutier, Daniel V. Atwood and E. Colby Cameron, or each of them, with full power of substitution, as proxies for those signing on the reverse side to attend the Annual Meeting of Stockholders of United Natural Foods, Inc. to be held at the Westin Providence Hotel, One West Exchange Street, Providence, Rhode Island 02903 at 10:00 a.m. (local time) on December 19, 1997, and at any adjournments or postponements thereof, and there to vote and act as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" THE PROPOSALS.

  PLEASE VOTE, DATE AND SIGN ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

  IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

  Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized officer who should state his or her title.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

  [X] PLEASE MARK VOTE AS IN THIS EXAMPLE
1. To elect the following three Class I Directors for the ensuing three years and the following Class II Director for the ensuing year (except as marked below):
  Class I Nominees:Kevin T. Michel, Barclay McFadden, III and Richard S.
Youngman;   Class II Nominee: Thomas B. Simone
             [_] FOR all nominees   [_] WITHHELD from all nominees
  FOR, except vote withheld from the following nominee(s):
                                                          --------------------
2. To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants of the Corporation for the current fiscal year.
                       FOR [_]  AGAINST [_]  ABSTAIN [_]
  A VOTE FOR PROPOSALS NUMBER 1 AND 2 IS RECOMMENDED BY THE UNITED NATURAL FOODS, INC. BOARD OF DIRECTORS.

                                              ---------------------------------
                                                    Stockholder sign here
                                              ---------------------------------
                                                     Co-owner sign here

                                              Date: __________________________

                                              [_] Mark box at left if comments
                                              or address change has been noted
                                              on the reverse side of this
                                              card.

                  PLEASE BE SURE TO SIGN AND DATE THIS PROXY.